Exhibit 10.1

EXTENSION AGREEMENT

This Extension Agreement, dated September 27, 2019 (the “Agreement”), is entered into by and between Leaping Group Co., Ltd., a Cayman Islands exempted company with limited liability having an address at 2010 Huaruntiexi Center, Tiexi District, Shenyang, Liaoning Province, People’s Republic of China (the “Company”), and Boustead Securities, LLC, having an address at 6 Venture, Suite 265, Irvine, CA 92618 USA (the “Underwriter,” and together with the Company, the “Parties”).

WHEREAS, the Company filed with the U.S. Securities and Exchange Commission a prospectus on August 16, 2019 (the “Prospectus”) with respect to the proposed initial offering of the ordinary shares of the Company (the “Offering”);

WHEREAS, pursuant to the Prospectus, the Offering may close or terminate, as the case may be, on the earlier of (i) any time after the minimum offering amount of the ordinary shares of the Company is raised, or (ii) September 30, 2019, unless extended by the Company and the Underwriter for an additional 90 days (the “Offering Period”); and

WHEREAS, the Parties desire to extend the Offering Period.

NOW, THEREFORE, the Parties hereby agreed to the following:

1.	The Parties agree to extend the Offering Period for an additional 90 days until December 29, 2019.

2.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. The Company agrees that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. The Company (on its behalf and, to the extent permitted by applicable law, on behalf of its shareholders and affiliates) and the Underwriter hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(Signature page follows)

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Leaping Group Co., Ltd.			Boustead Securities, LLC

By:	/s/ Tao Jiang		By:	/s/ Keith Moore
	Name:	Tao Jiang		Name:	Keith Moore
	Title:	Chief Executive Officer		Title:	Chief Executive Officer